Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Lifeward Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value per ordinary share	(1)	Other	2,066,662	$6.94	$14,342,634.28	0.0001381	$1,980.72

Total Offering Amounts:							$14,342,634.28		1,980.72
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,980.72

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Offering Note(s)

(1)	The ordinary shares, no par value per ordinary share (the "Ordinary Shares"), will be offered for resale by the selling shareholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 2,066,662 of the Registrant's Ordinary Shares, including 1,033,331 Ordinary Shares issuable upon conversion of the Initial Notes and 1,033,331 Ordinary Shares issuable upon exercise of the Initial Warrants, each of which was issued in connection with the Note and Warrant Financing. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers such indeterminate number of Ordinary Shares as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events. (2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per Ordinary Share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Ordinary Shares on July 28, 2026, as reported on the Nasdaq Capital Market.